INTER PARFUMS HOLDING

Société anonyme - au capital de 7 109 430 euros

Siège social : 4 rond-point des Champs Elysées -75008 PARIS
325 951 937 RCS PARIS

STATUTS

Mise en harmonie avec la loi du 1er août 2003

Mise à jour du 26/04/2004

ARTICLE 1 - FORME

La société est de forme anonyme. Elle est régie par les lois et règlements en vigueur et les présents statuts.

ARTICLE 2 - OBJET

La Société a pour objet en France et à l'étranger :

- Toutes prises de participation, directes ou indirectes, dans toutes affaires commerciales, industrielles ou immobilières, seule ou avec un tiers, pour son propre compte ou celui d'un tiers, au moyen d'achats, d'apports, ventes ou échanges de toutes actions, parts sociales ou valeurs mobilières quelconques, et d'une manière générale, par la détention de tous titres de sociétés. A cet effet, la société pourra notamment participer à toutes souscriptions, faire tous emplois de fonds, gérer et exploiter toutes participations dans toutes entreprises immobilières ou autres,

- Toutes prestations de services concernant l'animation du groupe, la création, l'organisation, le développement, la gestion, le contrôle, la direction, la politique commerciale de toutes sociétés, filiales ou non, la concession de tous droits, brevets, marques et plus généralement, toutes prestations se rattachant directement ou indirectement à cet objet,

- Toutes opérations de financement, de crédit, de gestion de trésorerie et d'avances dans toutes participations, et d'une manière générale, toutes opérations se rattachant directement ou indirectement à cet objet.

L'importation ou l'exportation de produits de grande de consommation, ainsi que la création ou l'acquisition et l'exploitation de tous autres fonds ou établissement de même nature, et toutes les opérations pouvant se rattacher directement ou indirectement à l'objet social ou susceptible d'en faciliter l'extension ou le développement.

ARTICLE 3 - DENOMINATION

La dénomination de la Société est : **INTER PARFUMS HOLDING**

ARTICLE 4 - SIEGE SOCIAL

Le siège social est fixé:

4, Rond-Point des Champs-Elysées à 75008 PARIS.

Il peut être transféré en tout autre endroit du même département ou d'un département limitrophe par une simple décision du conseil d'administration, sous réserve de ratification par la prochaine assemblée générale ordinaire, et partout ailleurs en vertu d'une délibération de l'assemblée générale extraordinaire des actionnaires, sous réserve des dispositions légales en vigueur. Le conseil d'administration qui transfère le siège social dans les conditions prévues par la loi, est autorisé à modifier les statuts en conséquence.

ARTICLE 5 - DUREE

La durée de la Société est fixée à QUATRE VINGT DIX NEUF (99) années à compter de la date de son immatriculation au Registre du commerce et des sociétés, sauf dissolution anticipée ou prorogation.

ARTICLE 6 - CAPITAL SOCIAL

Le capital social est fixé à la somme de SEPT MILLION CENT NEUF MILLE ET QUATRE CENT TRENTE euros (7.109.430 euros). Il est divisé en DEUX MILLIONS TROIS CENT SOIXANTE NEUF ET HUIT CENT DIX (2 369 810) actions de 3 euros de valeur nominale chacune entièrement libérée et souscrite .

ARTICLE 7 - MODIFICATIONS DU CAPITAL SOCIAL

Le capital social peut être augmenté, réduit ou amorti conformément aux lois et règlements en vigueur.

ARTICLE 8 - LIBERATION DES ACTIONS

Les actions souscrites en numéraire sont obligatoirement libérées, lors de la souscription, de la moitié au moins de leur valeur nominale et, le cas échéant, de la totalité de la prime d'émission.

La libération du surplus doit intervenir en une ou plusieurs fois sur appel du conseil d'administration, dans le délai de cinq ans à compter de l'immatriculation au Registre du commerce et des sociétés en ce qui concerne le capital initial, et dans le délai de cinq ans à compter du jour où l'opération est devenue définitive en cas d'augmentation de capital.

Toutefois, les actions de numéraire nouvelles résultant d'une opération mixte prévoyant une libération pour partie en espèces et pour partie par voie d'incorporation de réserves, bénéfices ou primes doivent être intégralement libérées lors de la souscription.

Les appels de fonds sont portés à la connaissance des actionnaires un mois avant la date fixée pour chaque versement, soit par lettre recommandée avec demande d'avis de réception, soit par un avis inséré dans un journal départemental d'annonces légales du siège social ainsi que dans le B.A.L.O.

Les versements sont effectués, soit au siège social, soit en tout autre endroit indiqué à cet effet.

Les actionnaires ont, à toute époque, la faculté de se libérer par anticipation, mais ils ne peuvent prétendre, à raison des versements par eux faits avant la date fixée pour les appels de fonds, à aucun intérêt ou premier dividende.

Tout retard dans le versement des sommes dues sur le montant non libéré des actions entraîne de plein droit intérêt au taux légal à partir de la date d'exigibilité, sans préjudice de l'action personnelle que la Société peut exercer contre l'actionnaire défaillant et des mesures d'exécution forcée prévues par la loi.

ARTICLE 9 - FORME DES ACTIONS

Les actions sont nominatives. La matérialité des actions résulte de leur inscription au nom du ou des titulaires sur des comptes tenus à cet effet par la société, dans les conditions et suivant les modalités prévues par la loi.

ARTICLE 10 - TRANSMISSION DES ACTIONS

Les actions ne sont négociables qu'après l'immatriculation de la Société au Registre du commerce et des sociétés. En cas d'augmentation du capital, les actions sont négociables à compter de la réalisation de celle-ci.

Les actions demeurent négociables après la dissolution de la Société et jusqu'à la clôture de la liquidation.

La propriété des actions résulte de leur inscription en compte individuel au nom du ou des titulaires sur les registres que la Société tient à cet effet au siège social.

La cession des actions s'opère à l'égard de la Société et des tiers par un ordre de mouvement signé du cédant ou de son mandataire et du cessionnaire si les actions ne sont pas entièrement libérées. L'ordre de mouvement est enregistré le jour même de sa réception sur un registre coté et paraphé, tenu chronologiquement, dit "registre des mouvements".

Les cessions entre actionnaires, ou au profit des conjoints, des ascendants et descendants sont libres.

Les actions ne peuvent être cédées à des tiers étrangers à la société qu'avec l'agrément du conseil d'administration dans les conditions et suivant la procédure prévues par la loi.

ARTICLE 11 - DROITS ET OBLIGATIONS ATTACHES AUX ACTIONS

Chaque action donne droit dans les bénéfices, l'actif social et le boni de liquidation à une part proportionnelle à la quotité du capital qu'elle représente.

Elle donne en outre le droit au vote et à la représentation dans les assemblées générales, ainsi que le droit d'être informé sur la marche de la Société et d'obtenir communication de certains documents sociaux aux époques et dans les conditions prévues par la loi et les statuts.

Les actionnaires ne sont responsables du passif social qu'à concurrence de leurs apports.

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Les droits et obligations suivent l'action quel qu'en soit le titulaire.

La propriété d'une action comporte de plein droit adhésion aux statuts de la Société et aux décisions de l'assemblée générale.

Chaque fois qu'il sera nécessaire de posséder un certain nombre d'actions pour exercer un droit quelconque, les propriétaires qui ne possèdent pas ce nombre auront à faire leur affaire personnelle du groupement, et éventuellement de l'achat ou de la vente du nombre d'actions nécessaires.

ARTICLE 12 - CONSEIL D'ADMINISTRATION

La Société est administrée par un conseil d'administration composé de trois membres au moins et de dix-huit membres au plus, sous réserve de la dérogation prévue par la loi en cas de fusion.

En cours de vie sociale, les administrateurs sont nommés, renouvelés ou révoqués par l'assemblée générale ordinaire. Ils sont toujours rééligibles.

La durée des fonctions des administrateurs est SIX (6) années ; elles prennent fin à l'issue de la réunion de l'assemblée générale ordinaire appelée à statuer sur les comptes de l'exercice écoulé et tenue dans l'année au cours de laquelle expire leur mandat.

Le nombre des administrateurs ayant dépassé l'âge de QUATRE-VINGTS (80) ans ne pourra être supérieur au tiers des administrateurs en fonction. Si cette limitation statutaire vient à être dépassée, l'administrateur ayant l'âge le plus élevé sera réputé démissionnaire d'office à la date de l'assemblée générale ordinaire statuant sur les comptes de l'exercice au cours duquel cet événement se sera produit.

Chaque administrateur doit être propriétaire d'une action. Si au jour de sa nomination, un administrateur n'est pas propriétaire du nombre d'actions requis ou si, au cours de son mandat, il cesse d'en être propriétaire, il est d'office réputé démissionnaire s'il na pas régularisé sa situation dans un délai de trois mois.

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ARTICLE 13 - ORGANISATION ET FONCTIONNEMENT DU CONSEIL D'ADMINISTRATION

Le conseil d'administration élit parmi ses membres personnes physiques un Président et détermine sa rémunération. Il fixe la durée des fonctions du Président qui ne peut excéder celle de son mandat d'administrateur.

Nul ne peut être nommé Président du conseil d'administration s'il est âgé de plus de QUATRE VINGTS ans (80 ans). Si le Président en fonction vient à dépasser cet âge, il est réputé démissionnaire d'office.

Il est rééligible. Le conseil d'administration peut le révoquer à tout moment.

ARTICLE 14 - DELIBERATIONS DU CONSEIL

Le conseil d'administration se réunit aussi souvent que l'intérêt de la société l'exige, sur la convocation de son Président ou celle du tiers au moins de ses membres, si le conseil ne s'est pas réuni depuis plus de deux mois. Le Président est lié par les demandes qui lui sont adressées à ce titre.

Dans l'hypothèse où la direction de la société est assumée par un directeur général, ce dernier peut demander au Président du conseil d'administration de convoquer le conseil sur un ordre du jour déterminé.

Les convocations sont faites par tous moyens et même verbalement. La réunion a lieu soit au siège social, soit en tout autre endroit indiqué dans la convocation.

Le conseil ne délibère valablement que si la moitié au moins des administrateurs sont présents. Les décisions sont prises à la majorité des voix des membres présents ou représentés. En cas de partage, la voix du Président de séance est prépondérante.

Sont réputés présents, pour le calcul du quorum et de la majorité, les administrateurs qui participent à la réunion du conseil par des moyens de visioconférence, et conformément aux dispositions légales et réglementaires, cette disposition n'étant pas applicable pour l'adoption des décisions concernant la nomination du Président, du directeur général, la révocation du directeur général, l'arrêté des comptes annuels et consolidés, l'établissement du rapport de gestion de la société et/ou du groupe.

ARTICLE 15 - POUVOIRS DU CONSEIL D'ADMINISTRATION

Le conseil d'administration détermine les orientations de l'activité de la société et veille à la mise en œuvre, dans les limites de l'objet social et des pouvoirs expressément attribués par la loi aux assemblées d'actionnaires. Il se saisit de toutes questions intéressant la bonne marche de la société et règle, par ses délibérations, les affaires qui la concernent. Le conseil d'administration procède aux contrôles et vérifications qu'il juge opportuns.

Le Président ou le Directeur Général de la société est tenu de communiquer à chaque administrateur tous les documents et informations nécessaires à l'accomplissement de sa mission.

Dans les rapports avec les tiers, la société est engagée même par les actes du conseil d'administration qui ne relèvent pas de l'objet social, à moins qu'elle ne prouve que le tiers savait que l'acte dépassait cet objet ou qu'il ne pouvait l'ignorer compte tenu des circonstances, étant exclu que la seule publication des statuts suffise à constituer cette preuve.

ARTICLE 16 – POUVOIRS DU PRESIDENT DU CONSEIL D'ADMINISTRATION

Le Président organise et dirige les travaux du conseil d'administration, dont il rend compte à l'assemblée générale. Il veille au bon fonctionnement des organes de la société et s'assure, en particulier, que les administrateurs sont en mesure de remplir leur mission. Dans un rapport joint au rapport annuel, il rend notamment compte des conditions de fonctionnement du conseil d'administration et des procédures de contrôle interne.

En cas d'empêchement temporaire ou de décès du Président, le conseil d'administration peut déléguer un administrateur dans les fonctions de Président.

En cas d'empêchement temporaire cette délégation est donnée pour une durée limitée ; elle est renouvelable. En cas de décès, elle vaut jusqu'à l'élection du nouveau Président.

ARTICLE 17 - DIRECTION GENERALE - DELEGATION DE POUVOIRS

La direction générale de la société est assumée, sous sa responsabilité, soit par le Président du conseil d'administration, soit par une autre personne physique, administrateur ou non, nommée par le conseil d'administration, dont il fixe la durée des fonctions et portant le titre de Directeur Général.

Le Directeur Général, qui est obligatoirement une personne physique, choisi ou non parmi les administrateurs, est révocable à tout moment par le conseil d'administration. Si sa révocation a lieu sans juste motif, elle donne droit à des dommages et intérêts, sauf s'il assure également les fonctions de Président du conseil d'administration.

Le conseil d'administration choisit, conformément aux conditions légales et réglementaires en vigueur, entre les deux modalités d'exercice de la direction générale de la société, lors de toute nomination ou renouvellement du Président du conseil d'administration, ou du Directeur Général si les fonctions de celui-ci ne sont pas assumées par le Président du conseil d'administration. Ce choix reste valable jusqu'à l'expiration de l'un de ces mandats ou, le cas échéant, jusqu'au jour où le Président du conseil d'administration décide de ne plus assumer les fonctions de directeur général ou, sur décision du conseil d'administration, pendant une période plus courte, qui ne peut être un an.

Les actionnaires et les tiers sont informés de ce choix sous les conditions prévues par la loi et les règlements en vigueur.

Si le conseil d'administration choisit de ne pas dissocier les fonctions de Président du conseil d'administration, le Président assume, sous sa responsabilité, la direction générale de la société. Dans ce cas, les dispositions relatives au directeur général ci-dessous lui sont applicables à l'exception de l'indemnisation en cas de révocation injustifiée de sa fonction de directeur général.

Si le conseil d'administration choisit de dissocier les fonctions du Président du conseil d'administration de Directeur Général, et sous réserve des pouvoirs que la loi attribue expressément aux assemblées d'actionnaires et au conseil d'administration, et dans la limite de l'objet social, le Directeur Général est alors investi des pouvoirs les plus étendus pour agir en toute circonstance au nom de la société. Il représente la société dans ses rapports avec les tiers. Il peut consentir à tous mandataires de son choix toutes délégations de pouvoirs dans la limite de ceux qui lui sont conférés par la loi et par les présents statuts. Toute limitation de ses pouvoirs par décision du conseil d'administration est sans effet à l'égard des tiers.

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Lorsqu'il est administrateur, la durée de ses fonctions ne peut excéder celle de son mandat.

Quelle que soit la durée pour laquelle elles lui ont été conférées, les fonctions du Directeur Général prennent fin, de plein droit, au plus tard, à l'issue de la première assemblée générale ordinaire tenue après la date à laquelle il a atteint l'âge de QUATRE VINGTS (80) ans révolus.

Le conseil d'administration détermine la rémunération du Directeur Général.

Le conseil d'administration peut, sur proposition du Directeur Général, donner mandat à une personne physique, administrateur ou non, d'assister le Directeur Général, avec le titre de Directeur Général délégué, laquelle ne peut être âgée de plus de QUATRE VINGTS (80) ans au jour de leur nomination. En accord avec le Directeur Général, ou le Président du conseil d'administration si celui-ci assume les fonctions de Directeur Général, le conseil d'administration détermine l'étendue et la durée des pouvoirs délégués à chaque Directeur Général délégué.

ARTICLE 18 - COMMISSAIRES AUX COMPTES

Le contrôle de la société est effectué par un ou plusieurs commissaires aux comptes titulaires, nommés et exerçant leur mission conformément à la loi.

Un ou plusieurs commissaires aux comptes suppléants appelés à remplacer le ou les titulaires en cas de refus, d'empêchement, de démission ou de décès, sont nommés en même temps que le ou les titulaires pour la même durée.

ARTICLE 19 – CONVENTIONS REGLEMENTEES

Toute convention, autres que celles portant sur des opérations courantes et conclues à des conditions normales, intervenant directement ou par personne interposée entre la société et son Directeur Général, l'un de ses directeurs généraux délégués, l'un de ses administrateurs, l'un de ses actionnaires disposant d'une fraction des droits de vote supérieure à 10 % ou, s'il s'agit d'une société actionnaire, la société la contrôlant au sens de l'article L. 233-3 du nouveau Code de commerce, doit être soumise à l'autorisation préalable du conseil d'administration.

Il en est de même des conventions auxquelles l'une de ces personnes est indirectement intéressée.

Sont également soumises à autorisation préalable, les conventions intervenant entre la société et une entreprise si le Directeur Général, l'un des directeurs généraux délégués ou l'un des administrateurs de la société est propriétaire, associé indéfiniment responsable, gérant, administrateur, Directeur Général ou membre du directoire ou du conseil de surveillance, ou de façon générale, dirigeant de cette entreprise.

Les personnes intéressées sont tenues d'informer le conseil d'administration dès qu'ils ont connaissance d'une convention soumise à autorisation. Elles ne peuvent prétendre prendre part au vote sur l'autorisation sollicitée.

Le Président du conseil d'administration donne avis aux Commissaires aux comptes de toutes les conventions autorisées et soumet celles-ci à l'approbation de l'assemblée générale.

Ces conventions sont autorisées dans les conditions légales et réglementaires applicables.

Les dispositions ci-dessus ne sont pas applicables aux conventions portant sur des opérations courantes et conclues à des conditions normales. Cependant, ces conventions, sauf lorsqu'en raison de leur objet ou de leurs implications financières, elles ne sont significatives pour aucune des parties, sont communiquées par l'intéressé au Président du conseil d'administration. La liste et l'objet desdites conventions sont communiqués par le Président aux membres du conseil d'administration et aux commissaires aux comptes.

ARTICLE 20 – CONVENTIONS INTERDITES

Il est interdit aux administrateurs autres que les personnes morales, de contracter, sous quelque forme que ce soit, des emprunts auprès de la société, de se faire consentir par elle un découvert en compte courant et autrement, et de se faire cautionner ou avaliser par elle leurs engagements envers les tiers.

La même interdiction s'applique au Directeur Général, aux Directeurs Généraux délégués et aux représentants permanents des personnes morales administrateurs. Elle s'applique également aux conjoints, ascendants et descendants des personnes visées au présent article, ainsi qu'à toute personne interposée.

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ARTICLE 21 - ASSEMBLEES GENERALES

Les assemblées générales sont convoquées et délibèrent dans les conditions fixées par la loi.

Les décisions collectives des actionnaires sont prises en assemblées générales ordinaires, extraordinaires ou spéciales selon la nature des décisions qu'elles sont appelées à prendre.

Les assemblées générales sont convoquées soit par le conseil d'administration, soit par les Commissaires aux Comptes, soit par un mandataire désigné en justice dans les conditions prévues par la loi.

Les réunions ont lieu au siège social ou en tout autre endroit indiqué dans la convocation.

La convocation des assemblées générales est faite quinze jours au moins avant la date de l'assemblée, soit par un avis inséré dans un journal habilité à recevoir les annonces légales dans le département du lieu du siège social, soit par lettre adressée à chaque actionnaire.

Lorsqu'une assemblée n'a pu délibérer faute de réunir le quorum requis, la deuxième assemblée et, le cas échéant, la deuxième assemblée prorogée, est convoquée six jours au moins d'avance dans les mêmes forme que la première. L'avis et les lettres de convocation de cette deuxième assemblée reproduisent la date et l'ordre du jour de la première.

Tout actionnaire peut participer aux assemblées, personnellement ou par mandataire, quel que soit le nombre d'actions qu'il possède, sur justification de son identité et de la propriété de ses actions dans les comptes de la société. Il ne peut se faire représenter que par son conjoint ou par un autre actionnaire : à cet effet le mandataire doit justifier de son mandat.

Tout actionnaire pourra également, si le conseil d'administration le décide au moment de la convocation de l'assemblée, participer à ladite assemblée par visioconférence ou par tous moyens de télécommunication et télétransmission y compris Internet, dans les conditions prévues par la réglementation applicable au moment de son utilisation.

Sont réputés présents, pour le calcul du quorum et de la majorité, les actionnaires participant à l'assemblée par visioconférence, Internet ou par des moyens de télécommunication permettant leur identification, dont la nature et les conditions sont déterminées par Décret.

Tout actionnaire peut voter par correspondance au moyen d'un formulaire établi et adressé à la Société selon les conditions fixées par la loi et les règlements; ce formulaire doit parvenir à la société CINQ (5) jours avant la date de l'assemblée pour être pris en compte.

Tout actionnaire a le droit d'obtenir communication des documents nécessaires pour lui permettre de statuer en toute connaissance de cause sur la gestion et la marche de la société.

La nature de ces documents et les conditions de leur envoi ou mise à disposition sont déterminées par la loi et les règlements.

Une feuille de présence, dûment émargée par les actionnaires présents et les mandataires et à laquelle sont annexés les pouvoirs donnés à chaque mandataire, et le cas échéant les formulaires de vote par correspondance, est certifiée exacte par le bureau de l'assemblée.

Les assemblées sont présidées par le Président du conseil d'administration ou, en son absence, par un vice-Président ou par un administrateur spécialement délégué à cet effet par le conseil. A défaut, l'assemblée désigne elle-même son Président.

Les fonctions de scrutateurs sont remplies par les deux actionnaires, présents et acceptants, qui disposent, tant par eux-mêmes que comme mandataires, du plus grand nombre de voix.

Le bureau ainsi composé, désigne un secrétaire qui peut ne pas être actionnaire.

Les procès-verbaux sont dressés et les copies ou extraits des délibérations sont délivrés et certifiés conformément à la loi.

Les assemblées générales ordinaires et extraordinaires statuant dans les conditions de quorum et de majorité prescrites par les dispositions qui les régissent respectivement, exercent les pouvoirs qui leur sont attribués par la loi.

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ARTICLE 22 - EXERCICE SOCIAL

Chaque exercice social a une durée d'une année, qui commence le ***1er janvier*** et finit le ***31 décembre.***

ARTICLE 23 - INVENTAIRE - COMPTES ANNUELS

Il est tenu une comptabilité régulière des opérations sociales, conformément à la loi.

A la clôture de chaque exercice, le conseil d'administration dresse l'inventaire des divers éléments de l'actif et du passif existant à cette date.

Il dresse également le bilan décrivant les éléments actifs et passifs et faisant apparaître de façon distincte les capitaux propres, le compte de résultat récapitulant les produits et les charges de l'exercice, ainsi que l'annexe complétant et commentant l'information donnée par le bilan et le compte de résultat.

Le conseil d'administration établit le rapport de gestion sur la situation de la société durant l'exercice écoulé, son évolution prévisible, les événements importants survenus entre la date de clôture de l'exercice et la date à laquelle il est établi, ses activités en matière de recherche et de développement.

ARTICLE 24 - AFFECTATION ET REPARTITION DES BENEFICES

Si les comptes de l'exercice approuvés par l'assemblée générale font apparaître un bénéfice distribuable tel qu'il est défini par la loi, l'assemblée générale décide de l'inscrire à un ou plusieurs postes de réserves dont elle règle l'affectation ou l'emploi, de le reporter à nouveau ou de le distribuer.

L'assemblée générale peut accorder aux actionnaires pour tout ou partie du dividende mis en distribution ou des acomptes sur dividende, une option entre le paiement du dividende en numéraire ou en actions dans les conditions légales.

Les pertes, s'il en existe, sont après l'approbation des comptes par l'assemblée générale, reportées à nouveau, pour être imputées sur les bénéfices des exercices ultérieurs jusqu'à extinction.

ARTICLE 25 - CAPITAUX PROPRES INFERIEURS A LA MOITIE DU CAPITAL SOCIAL

Si, du fait des pertes constatées dans les documents comptables, les capitaux propres de la société deviennent inférieurs à la moitié du capital social, le conseil d'administration est tenu, dans les quatre mois qui suivent l'approbation des comptes ayant fait apparaître ces pertes, de convoquer l'assemblée générale extraordinaire des actionnaires, à l'effet de décider s'il y a lieu à dissolution anticipée de la société.

Si la dissolution n'est pas prononcée, le capital doit être, sous réserve des dispositions légales relatives au capital minimum dans les sociétés anonymes, et dans le délai fixé par la loi, réduit d'un montant égal à celui des pertes qui n'ont pu être imputées sur les réserves si dans ce délai les capitaux propres ne sont pas redevenus au moins égaux à la moitié du capital social.

A défaut de réunion de l'assemblée générale, comme dans le cas où cette assemblée n'a pu délibérer valablement, tout intéressé peut demander en justice la dissolution de la société.

ARTICLE 26 - TRANSFORMATION DE LA SOCIETE

La société peut se transformer en société d'une autre forme si, au moment de la transformation, elle a au moins deux ans d'existence et si elle a établi et fait approuver par les actionnaires le bilan de ses deux premiers exercices.

La décision de transformation est prise sur le rapport des Commissaires aux Comptes de la Société, lequel doit attester que les capitaux propres sont au moins égaux au capital social.

La transformation en société en nom collectif nécessite l'accord de tous les associés. En ce cas, les conditions prévues ci-dessus ne sont pas exigibles.

La transformation en société en commandite simple ou par actions est décidée dans les conditions prévues pour la modification des statuts et avec l'accord de tous les associés qui acceptent d'être commandités.

La transformation en société à responsabilité limitée est décidée dans les conditions prévues pour la modification des statuts des sociétés de cette forme.

ARTICLE 27 - DISSOLUTION - LIQUIDATION

A l'expiration du terme fixé par la société ou en cas de dissolution anticipée, l'assemblée générale règle les modalités de la liquidation et nomme un ou plusieurs liquidateurs dont elle détermine les pouvoirs et qui exercent leurs fonctions conformément à la loi.

ARTICLE 28 - CONTESTATIONS

Toutes les contestations qui pourraient s'élever pendant la durée de la société ou lors de sa liquidation soit entre la Société et les actionnaires ou les administrateurs, soit entre les actionnaires eux-mêmes, concernant les affaires sociales, seront jugées conformément à la loi et soumises à la juridiction des tribunaux compétents.

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